                       ADMINISTRATIVE SERVICES AGREEMENT

This will confirm the terms of our agreement (the "Administrative Services Agreement") dated as of May 2, 2005, by and between LORD ABBETT SERIES FUND, INC. (the "Fund"), on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, and Hartford Life Insurance Company and Hartford Life & Annuity Insurance Company (referred to individually and collectively herein as the "Insurance Company") with respect to the Insurance Company's provision of certain administrative services with respect to the shares of the Fund (the "Shares").

1.  Compensation and Services to be Performed.

(a) The Fund will pay the Insurance Company a fee (the "Administrative Services Payment") for the administrative services it performs for the Fund in connection with the purchase of Shares by certain separate accounts of the Insurance Company ("Separate Accounts") for certain variable life insurance policies or variable annuity contracts (collectively, "Variable Contracts") issued by the Insurance Company. The Administrative Services Payment will be calculated daily and paid quarterly at the annual rate of 0.10% of the average daily net asset value of the respective Shares held by the Separate Accounts. For purposes of calculating the fee payable to the Insurance Company, the net asset value of the Shares will be calculated in accordance with the procedure set forth in the Fund's current Prospectus and Statement of Additional Information.

(b) The administrative services to be furnished by the Insurance Company relate to tasks incident to the relationship between the Separate Accounts and the Fund and tasks related to the placing of purchase and redemption orders on behalf of the Variable Contract owners ("Contract Owners"), including but not limited to those services listed on Schedule A attached hereto. In addition, the Insurance Company may provide such other similar services as the Fund may reasonably request from time to time to the extent the Insurance Company is permitted to do so under federal and state statutes, rules and regulations.

(c) In connection with this Administrative Services Agreement, the Insurance Company shall be deemed to be an independent contractor, and shall have no authority to act as agent for the Fund in any matter. Neither the Insurance Company nor any of its directors, officers, partners, employees or agents are authorized to make or furnish any representations concerning the Fund or the Shares, except for those representations set forth in the Fund's current Prospectus and Statement of Additional Information, or as set forth in such supplemental literature as may be authorized by the Fund in writing.

(d) The parties hereto agree that the Administrative Services Payment to Insurance Company under this Section 1 is for administrative services only and does not constitute payment in any manner for distribution services.

(e) Except as otherwise expressly provided in this Administrative Services Agreement, each party agrees to bear all expenses incident to performance by the party under this Administrative Services Agreement. Insurance Company and Fund agree that notwithstanding the existence of any other agreement(s) between the parties and/or its affiliates as of the date of this Administrative Services Agreement, or anything in such agreements to the contrary, the Insurance Company and/or its affiliates shall receive no compensation or other payments (including payment of cost/expenses) with respect to the Shares purchased by or on behalf of the Separate Accounts and/or with respect to the Variable Contracts, except as set forth in the following two agreements: (i) this Administrative Services Agreement; and (ii) the Service Agreement between the Insurance Company and Fund dated May 2, 2005.

(f) The Insurance Company may hire or make arrangements for subcontractors, agents or affiliates to perform the services set forth in this Agreement. Insurance Company shall provide the Fund with written notice of the names of any subcontractors, agents or affiliates Insurance Company hires or arranges to perform such services, and any specific operational requirements that arise as a result of such arrangement. Insurance Company agrees that it is and will be responsible for the acts and omissions of its subcontractors, affiliates, and agents and that the indemnification provided by Insurance Company in Section 6 of this Agreement shall be deemed to cover the acts and omissions of such subcontractors, affiliates, and agents to the same extent as if they were the acts or omissions of Insurance Company.

2.  Term of the Agreement.

The Administrative Services Agreement will have an initial term of one year and shall renew automatically for successive one year terms unless terminated at any time, without penalty, by the Fund or by the Insurance Company upon no less than ninety (90) days advance written notice to the other party.

3.  Amendment and Assignment.

The Administrative Services Agreement may be amended from time to time by written agreement of the Insurance Company and the Fund. The Administrative Services Agreement is non-assignable.

4.  Representations of the Insurance Company.

(a) The Insurance Company represents to the Fund that any compensation payable to the Insurance Company in connection with the investment of its Separate Accounts' assets in the Fund, including the compensation payable hereunder and any additional fees the Insurance Company may directly assess in connection with a Variable Contract investment, (i) will be disclosed by the Insurance Company to the Contract Owners in the prospectuses for the Separate Accounts as required by applicable laws and regulations, and (ii) will not result in an excessive fee to the Insurance Company under any provision of law, including, without limitation, NASD Conduct Rules.

(b) The Insurance Company represents and warrants that the Administrative Services Payment paid to Insurance Company pursuant to Section 1 is solely in exchange for the administrative services outline in Section 1 and will not be used or accepted in whole or in part for distribution services.

5.  Written Reports.

The Insurance Company will provide the Fund with such information as the Fund may reasonably request and will cooperate with and assist the Fund in the preparation or reports, if any, to be furnished to its Board of Directors concerning the Service Agreement and any fees or compensation paid or payable pursuant hereto, in addition to any other reports or filings that may be required by law.

6.  Indemnification.

(a) Insurance Company agrees to release, indemnify and hold harmless the Fund from and against any and all liabilities or losses directly resulting from any action or inaction by the Insurance Company, its directors, officers, partners, employees or agents regarding the Insurance Company's responsibilities under this Agreement.

(b) Fund agrees to release, indemnify and hold harmless the Insurance Company from and against any and all liabilities or losses directly resulting from any action or inaction by the Fund, its directors, officers, partners, employees or agents or affiliates regarding the Fund's responsibilities under this Agreement.

(c) The parties agree that the indemnification provisions of this Agreement shall not limit or restrict a party's rights to seek indemnification under a separate agreement between the parties.

7.  Governing Law.

The Administrative Services Agreement shall be construed in accordance with the laws of the State of New York.

If the terms and conditions set forth above are in accordance with your understanding, kindly indicate your acceptance of the Administrative Services Agreement by signing it in the place provided below and returning an executed copy of the Administrative Services Agreement to the Fund.

LORD ABBETT SERIES FUND, INC.

By:      /s/ Lawrence H. Kaplan
         ----------------------------------------
Name:    Lawrence H. Kaplan
Title:   Vice President and Assistant Secretary

Accepted and Agreed:

HARTFORD LIFE INSURANCE COMPANY
HARTFORD LIFE & ANNUITY INSURANCE COMPANY

By:      /s/ Robert Arena
         ----------------------------------------
Name:    Robert Arena
Title:   Vice President
Address:
Date:    December 19, 2005

                                   SCHEDULE A

                            ADMINISTRATIVE SERVICES

Administrative Services provided may include, but are not limited to, some or all of the following:

Maintenance of books and records

     - Maintain an inventory of Shares purchased to assist in recording issuance of Shares.

     -  Recording the issuance and transfer (via net purchase orders) of Shares

     - Perform miscellaneous accounting services to assist in recording transfers of Shares (via net purchase orders).

     - Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

     -  Determination of net amount of cash flow into the Fund.

     - Reconciliation and deposit of receipts at Fund (wire order) and confirmation thereof.

     -  Wiring of the monies to the Fund.

Redemption orders

     -  Determination of net amount required for redemptions by Fund.

     -  Notification to Fund of cash required to meet payments.

Fund Communications

     - Acting as proxy agent with regard to Contract Owners in connection with the holding of annual, if any, and special meetings of shareholders.

     - Receiving and tabulating votes cast by Contract Owners by proxy and voting Separate Account shares in proportion to Contract Owner votes as required under the Investment Company Act of 1940.

     - Confirmations of transactions relating to Fund shares as required by applicable law.

                               SERVICES AGREEMENT

THIS AGREEMENT is made as of the     day of     , 2005, by and among the Lord
Abbett Series Fund, Inc. (the "Fund"), an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act"), and Hartford Life Insurance Company and Hartford Life & Annuity Insurance Company (referred to individually and collectively herein as "Hartford").

WHEREAS, Hartford, Lord Abbett Distributor LLC and the Fund have entered into a Fund Participation Agreement, dated as of May 2, 2005, as may be amended from time to time (the "Participation Agreement"), pursuant to which Hartford, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases shares ("Shares") of certain series of the Fund ("Funds") to serve as an investment vehicle under certain variable annuity contracts ("Variable Contracts") issued by Hartford, which Funds may be one of several investment options available under the Variable Contracts; and

WHEREAS, the Fund recognizes that it will gain valuable shareholder services support for each Separate Account's investments in the Funds; and

WHEREAS, the Fund desires to compensate Hartford for the efforts of Hartford in providing services regarding the Fund to Variable Contract owners.

NOW, THEREFORE, in consideration of their mutual promises, the Fund and Hartford agree as follows:

Services. Hartford agrees to provide the following shareholder services ("Services") regarding the Variable Contracts: (i) providing information periodically to Variable Contract owners showing their positions in Shares through the Separate Accounts; (ii) responding to Variable Contract owners' inquiries relating to the services performed by Hartford; (iii) forwarding shareholder communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Variable Contract owners, if required by law; (iv) providing information to Variable Contract owners with respect to Shares attributable to such Variable Contract owners; and (v) such other similar services as the Fund may reasonably request from time to time to the extent Hartford is permitted to do so under federal and state statutes, rules and regulations.

Service Fees. In consideration of the Services, the Fund, or its designee, agrees to pay to Hartford the fee set forth on Schedule A attached hereto and made a part of this Agreement.

Confidentiality. Each party will treat as confidential any and all "Nonpublic Personal Financial Information" and all information reasonably expected to be treated as confidential (collectively, "Confidential Information") and not release any Confidential Information unless: a) the other party provides written consent to do so; b) a party is compelled to do so by court order, subpoena or comparable request issued by any governmental agency, regulator or other competent authority; or c) permitted by applicable law. Each party shall safeguard Confidential Information as required by applicable law and provide reasonable confirmation upon request. As used above,
(i) "Nonpublic Personal Financial Information" shall refer to personally identifiable financial information about any prospective or then existing customer of Hartford including customer lists, names, addresses, account numbers and any other data provided by customers to Hartford in connection with the purchase or maintenance of a product or service that is not already in the possession of Fund prior to their receipt of such information and/or Publicly Available; and (ii) "Publicly Available" shall mean: (A) any information that the disclosing party has a reasonable basis to believe is lawfully made available to the general public from federal, state, or local government records, widely distributed media, or disclosures made to the general public that are required by federal, state, or local law

Trademarks, Service Marks and Names. Each party retains the respective exclusive rights to use any trademark, service mark or product or proprietary name that it had prior to the execution of this Agreement. No party may use the other party's trademark, service mark or product or proprietary name for any purpose without the written consent of the other party.

Indemnification. Each party agrees to indemnify and hold the other parties harmless from any liability or expense (including reasonable attorneys' fees) arising from a party's: (a) failure to fulfill its respective obligations under this Agreement; (b) willful misconduct or negligence in fulfilling its respective obligations under this Agreement. In any litigation or arbitration between the parties, the prevailing party or parties shall be entitled to reasonable attorney's fees and all costs of proceedings incurred in enforcing this Agreement. The parties agree that the indemnification provisions of this Agreement shall not limit or restrict a party's rights to seek indemnification under a separate agreement between the parties.

Term.

a) The term of this Agreement shall be for 5 years from the date of the Agreement, unless terminated earlier by breach of contract or by law, or pursuant to this paragraph.

At the end of the initial term of this Agreement, the Agreement will be renewed each year for a one year term without further action by the Fund or Hartford, unless either notifies the other, no later than ninety (90) days before the close of the term or any anniversary, of its intent to terminate this Agreement.

b) This Agreement may be terminated without notice to the other party in the event:

Of bankruptcy or dissolution, or the appointment of a trustee, receiver, conservator, or rehabilitator or other such fiduciary to handle the business affairs of any party.

A party sells or assigns all or substantially all of its assets for the benefit of its creditors.

A party commits fraud or wrongfully withholds or misappropriates for its own use assets of the other party, separate account, Fund, contract owner or applicant, or commits some other intentionally illegal act.

c)  This Agreement may terminate after sixty (60) days prior notice by:

Any Party should Hartford or the Fund combine with another organization.

Any party if another party materially breaches the terms of this Agreement through action or omission. However, the party wishing to terminate must give the other parties 60 days prior written notice that describes in detail the alleged breach. The other parties will have the remainder of the notice period to either cure the breach or initiate specific action towards curing the breach that satisfies the party wishing to terminate. If the other parties fail to cure the breach or to initiate specific action that satisfies the party wishing to terminate, then this Agreement will terminate upon the 60th day from the date of notice.

By either party in the event of a material, unremedied breach of the Participation Agreement, or upon assignment of the Participation Agreement by the other party.

Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the parties hereto previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

General Provisions.

a) This Agreement can only be amended or modified by a written agreement signed by the persons authorized to sign agreements on behalf of each party.

b) If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

c) This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by any party without the prior written consent of the other.

d) No waiver by any party of any default by any other party in the performance of this Agreement shall be construed to be a waiver of any other or subsequent default. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision of this Agreement. No party shall be deemed to be in default of this Agreement, as the result of delay in its performance or from its non-performance caused by circumstances beyond its control, including but not limited to: acts of God, acts of war, riot, epidemic, fire, flood, or other natural disaster; or acts of government.

e) Each of the parties will act as an independent contractor under the terms of this Agreement and shall not be now or in the future, an agent or a legal representative of any other party for any purpose. Neither party has any right or authority to supervise or control the activities of any other party's employees in connection with the performance of this Agreement or to accept any service of process or to receive any notice of any nature.

f) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

g) Each party agrees to perform its obligations set forth in this Agreement in accordance with all applicable laws, rules and regulations.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Services Agreement.

LORD ABBETT FAMILY OF FUNDS          HARTFORD LIFE INSURANCE COMPANY
                                     HARTFORD LIFE & ANNUITY INSURANCE
                                     COMPANY

By     /s/ Lawrence H. Kaplan          By     /s/ Robert Arena
       ------------------------------         ------------------------------
Name:  Lawrence H. Kaplan              Name:  Robert Arena
Title: Vice President and Assistant    Title: Vice President
       Secretary

                                   SCHEDULE A
                                     TO THE
                               SERVICES AGREEMENT
                                  BY AND AMONG
                         LORD ABBETT SERIES FUND, INC.
                                      AND
                        HARTFORD LIFE INSURANCE COMPANY

In return for the Services provided by Hartford, the Fund will pay Hartford a fee (the "Service Fee") at the annual rate of 0.25% based on the average daily net asset value of the Shares held in the Separate Accounts investing in the Funds listed on Schedule B of the Participation Agreement. Hartford will calculate the Service Fee and send an invoice (and supporting documentation upon request) to the Fund or its designee. The Fund will pay Hartford the undisputed amounts indicated on the invoice within thirty (30) days of receipt. The Fund may in good faith dispute any aspect of the information provided on Hartford's invoice, in which case the Fund will make payment to Hartford within 30 days of the resolution of such dispute. Such payments will be made quarterly in arrears and shall be calculated using the daily equivalent of the annual rate, applied for the number of days in the month. For purposes of computing the payment for the Service Fee to Hartford, the net asset value of Shares held in the Separate Accounts over a monthly period shall be computed in accordance with the procedure set forth in each applicable Fund's prospectus and statement of additional information.